Exhibit 99.1

January 13, 2022

GrowGeneration Provides Fourth Quarter and Full Year Updated Outlook with Record 2021 Annual Revenues

Full year revenue estimated between $420 million to $422 million, an increase of 118% over prior year Same-store-sales up 24.4% for full year 2021

DENVER, Jan. 13, 2022 /PRNewswire/ - GrowGeneration Corp. (NASDAQ: GRWG), ("GrowGen" or the "Company"), the nation's largest chain of specialty hydroponic and organic garden centers, today announced revised full-year 2021 revenue expectations of $420 million to $422 million, versus $193 million for 2020, an increase of 118%. The fourth quarter revenue expectation is between $88 million to $90 million. Same-store-sales for 2021 is expected to grow 24.4% for the full year and decline 12.3% for the fourth quarter.

"We delivered strong shareholder value in 2021 with triple digit revenue growth despite unprecedented persistent challenges and an uncertain operating environment. Although we continue to grow our business significantly, we experienced stronger-than-expected pressures in Q4 from the general slowdown in the hydroponics market. The sales results for Q4 combined with one-time expenses will result in a loss for the quarter of between $2 million and $4 million in EBITDA on an adjusted basis. We did improve our inventory position throughout the quarter to align inventory levels with sales activities," said GrowGen CEO Darren Lampert. "As we remain focused on our long-term strategy, we continue to use the Company's strong balance sheet and cash flow generation to drive growth by focusing energies and investments on new greenfield stores, business technology, distribution capabilities, private and proprietary brands, and integration of the Company's e-commerce distribution channels. These initiatives, supported by a team-oriented approach, give us confidence in our ability to deliver revenue and EBITDA growth in 2022. We believe the management team in place now is better suited than any other team in the industry to drive profitable growth over the next decade."

2021 Financial Highlights:

●	Full year 2021 projected revenue between $420 million to $422 million, versus $193 million for full-year 2020

●	Full year 2021 projected EBITDA adjusted for stock-based compensation between $31.5 million to $33.5 million, versus $19.2 million for full-year 2020

●	Same-store-sales increase of 24.4% for full-year 2021 compared to 2020

●	Same-store sales decrease of 12.3% for fourth quarter 2021 compared to the same year-ago period

●	A total of 24 new and acquired store locations in 2021, now with 62 locations nationwide

●	On January 1, 2022, we acquired Mobile Media, Inc, a leading indoor vertical mobile racking and benching system manufacturer

The Company will provide more financial details in early March 2022.

About GrowGeneration Corp.:

GrowGeneration owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGeneration has 62 stores, which include 23 locations in California, 8 locations in Colorado, 7 locations in Michigan, 5 locations in Maine, 5 locations in Oklahoma, 4 locations in Oregon, 3 locations in Washington, 2 locations in Nevada, 1 location in Arizona, 1 location in Rhode Island,1 location in Florida, 1 location in Massachusetts and 1 location in New Mexico.

GrowGeneration also operates an online superstore for cultivators at growgeneration.com and B2B e-commerce platform, agron.io. and a leading manufacturer of indoor vertical racking systems. GrowGeneration carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as "look forward," "believe," "continue," "building," or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgewneration.com.

Company Inquiries:

GrowGeneration Corp.

John Evans

415-309-0230

john.evans@growgeneration.com

Investor Contact:

ICR, Inc.

Clay Crumbliss, CFA

Managing Director

(203) 682-8387

clay.crumbliss@icrinc.com